Exhibit 99.4

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY ANNOUNCES EXECUTIVE APPOINTMENT

DENVER, CO - March 5, 2012 - SM Energy Company (NYSE: SM) today announces that it has appointed Herbert S. Vogel as Senior Vice President -- Portfolio Development and Technical Services, effective as of March 12, 2012. In this role, Mr. Vogel will be responsible for the coordination of SM Energy's company-wide new venture activities and management of the corporate exploration, engineering, marketing and business development functions.
Tony Best, President and CEO, commented, “I am proud to have an executive of Herb's caliber joining SM Energy. His extensive background in the development of new ventures will benefit the Company as we seek to grow and develop our project inventory."

Mr. Vogel has 28 years of experience in the oil and gas business and will be joining the Company after his recent retirement from BP where he most recently served as the President of BP Energy Co., North American Gas & Power. Mr. Vogel started his career as a reservoir engineer with ARCO Alaska, Inc., and progressed through a series of positions of increasing responsibility in engineering, operations management, new ventures development, and business unit management. Mr. Vogel received his B.S. in Mechanical Engineering from the University of Colorado in 1982 and his M.S. in Mechanical Engineering from the University of Texas at Austin in 1984.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm-energy.com.